FOR:	Consolidated Graphics, Inc.
CONTACT:	G. Christopher Colville Executive Vice President/Chief Financial Officer Consolidated Graphics, Inc. (713) 787-0977

Christine Mohrmann/Eric Boyriven Financial Dynamics (212) 850-5600

For Immediate Release

CONSOLIDATED GRAPHICS TO PRESENT AT CITIGROUP SMALL & MID-CAP CONFERENCE

HOUSTON, TEXAS – February 26, 2007 — Consolidated Graphics, Inc. (NYSE: CGX) today announced that it will be presenting an overview of the Company at the 2007 Citigroup Small & Mid-Cap Conference, being held March 13-15, 2007 in Las Vegas, Nevada. G. Christopher Colville, Executive Vice President and Chief Financial Officer, will conduct the presentation, which will cover the Company’s positioning as a leader in the general commercial printing industry, its operating philosophy, growth strategies and recent financial performance.

A copy of the presentation will be posted on the Company’s Web site at www.cgx.com on the morning of the Company’s presentation, currently scheduled for Thursday, March 15, 2007.

Consolidated Graphics (CGX), headquartered in Houston, Texas, is North America’s leading general commercial printing company. With 68 printing facilities, 12 fulfillment and two technology centers strategically located across 27 states and Canada, Consolidated Graphics offers an unmatched geographic footprint with extensive capabilities supported by an unparalleled level of convenience, efficiency and service.

CGX has the largest and most technologically advanced sheetfed printing capability in North America, a sizeable and strategically important web printing capability, industry-leading digital printing services, a rapidly growing number of fulfillment centers and proprietary Internet-based technology solutions. CGX offers the unique service ability to respond to all printing-related needs no matter how large, small, specialized or complex. With locations in or near virtually every major U.S. market, as well as Toronto, CGX offers highly responsive service and convenient access to a vast capabilities network through a single point of contact at the local level. For more information, visit the Consolidated Graphics Web site at www.cgx.com.

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